Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-208436, 333-214424, 333-221342, 333-228124 and 333-266998) pertaining to 2015 Share Incentive Plan, 2013 U.S. Share Option Plan and 2015 Employee Share Purchase Plan of Atlassian Corporation of our reports dated August 19, 2022, with respect to the consolidated financial statements of Atlassian Corporation Plc and the effectiveness of internal control over financial reporting of Atlassian Corporation Plc, included in its Annual Report (Form 20-F) for the year ended June 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 4, 2022